Exhibit 107

Exhibit Calculation of Filing Fee Tables

FORM S-4

(Form Type)

TLGY ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(*)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Verde PubCo Common Stock(1)(2)	457(f)(1)	13,068,182	$10.86	(3)	$141,920,456.6	(3)	0.00011020	$15,639.7	—	—	—	—
Fees to Be Paid	Equity	Verde PubCo Warrants(1)(4)	457(f)(1)	22,759,500	$0.06	(5)	$1,365,570	(5)	0.00011020	$150.5	—	—	—	—
Fees to Be Paid	Equity	Verde PubCo Distributable Warrants(1)(6)	457(f)(1)	5,750,000	$0.06	(5)	$345,000	(5)	0.00011020	$38.0	—	—	—	—
Fees to Be Paid	Equity	Verde PubCo Common Stock(1)(7)	457(f)(1)	1,150,000	$10.86	(3)	$12,489,000	(3)	0.00011020	$1,376.3	—	—	—	—
Fees to Be Paid	Equity	Verde PubCo Common Stock issuable upon exercise of Verde PubCo Warrants(1)(8)	—	28,509,500	$11.50	(9)	$327,859,250		0.00011020	$36,130.1	—	—	—	—
Fees to Be Paid	Equity	Verde PubCo Common Stock (1)(10)	457(f)(2)	78,750,000	—		$2,625	(11)	0.00011020	$0.3	—	—	—	—
Fees to Be Paid	Other	Contingent rights (12)	457(g)	13,068,182	—		$—		0.00011020	$—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—		—	—	—	—	—	—
		Total Offering Amounts								$53,334.9
		Total Fees Previously Paid								$0.00
		Net Fee Due								$53,334.9

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of common stock being registered represents (i) 7,318,182 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”) of TLGY Acquisition Corporation (“TLGY”), a Cayman Islands exempted company, including the Class A ordinary shares that were included in the units issued in TLGY’s initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-260242) (the “IPO Registration Statement”) and offered by TLGY in the IPO and upon the exercise of the underwriters’ over-allotment option (the “TLGY public shares”), and (ii) 5,750,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”) of TLGY that were initially issued in a private placement prior to the IPO to TLGY Sponsor LLC and remain outstanding. In connection with the Domestication (as defined below and described in the proxy statement/prospectus), on the Second Closing Date (as defined in the proxy statement/prospectus): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of TLGY will convert, on a one-

for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of Verde PubCo (the “Verde PubCo Common Stock”), (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock.

(3)

Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the Class A ordinary shares on The Nasdaq Stock Market LLC (“Nasdaq”) on August [7], 2023 ($[10.86] per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(4)

The number of warrants being registered represents (i) 11,259,500 private placement warrants held by the Sponsor through the private placement warrants purchased simultaneously with the consummation of the IPO and upon the exercise of the underwriters’ over-allotment option, and (ii) 11,500,000 public warrants (collectively, the “Verde PubCo Warrants”).

(5)

Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of TLGY public warrants on Nasdaq on August [7], 2023 ($[0.06] per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC).

(6)

The number of warrants being registered represents the maximum number of distributable redeemable warrants which will be distributed to shareholders at the Closing (as defined in the proxy statement/prospectus) (the “Distributable Redeemable Warrants”).

(7)

The number of shares of common stock being registered represents up to an aggregate of 1,150,000 shares of Verde PubCo Common Stock that may be issued to shareholders that elect to convert each whole distributable redeemable warrant to which they are entitled under a contingent right into one-fifth of a share of Verde PubCo Common Stock.

(8)

The number of shares of Verde PubCo Common Stock being registered represents shares of Verde PubCo Common Stock issuable upon the exercise of the Verde PubCo warrants, consisting of (i) 22,759,500 Verde PubCo Warrants and (ii) 5,750,000 Distributable Redeemable Warrants.

(9)	Represents the exercise price of the Verde PubCo warrants.
(10)

The number of shares of Verde PubCo Common Stock being registered represents (i) 36,500,000 shares of Verde PubCo Common Stock to be issued or issuable in connection with the business combination, including shares of Verde PubCo Common Stock to be issued at the Effective Time, (ii) up to an aggregate of 36,500,000 shares of Verde PubCo Common Stock may be issued upon the Closing to certain holders of Verde’s securities, subject to certain earnout provisions of the Merger Agreement, and (iii) up to an aggregate of 5,750,000 shares of Verde PubCo Common Stock that may be issued to the Sponsor, subject to certain earnout provisions of the Merger Agreement.

(11)

Calculated in accordance with Rule 457(f)(2) under the Securities Act. Verde Bioresins, Inc., a Delaware corporation (“Verde”) is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price for these securities is one-third of the aggregate par value per share ($0.0001) of the Verde securities expected to be exchanged in the Merger (as defined in the proxy statement/prospectus), including Verde securities issuable upon the exercise of options.

(12)

The contingent rights refer to the right attached to each Class A ordinary share issued in connection with the IPO to receive a distribution of Distributable Redeemable Warrants, contingent upon such Class A ordinary share not being redeemed in connection with our initial business combination. Such rights will remain attached to our Class A ordinary shares and are not separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.

*

At least one day prior to the Closing, TLGY will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Verde Bioresins, Corp.” in connection with the Domestication. As used herein, “Verde PubCo” refers to TLGY after giving effect to the Domestication.